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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(B) OR (G) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                             Soulfood Concepts, Inc.
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             (Exact name of registrant as specified in its charter)



                Delaware                                13-3585743
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(State of incorporation or organization)     (I.R.S Employer Identification No.)


630 Ninth Avenue, Suite 310, New York, NY                 10036
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(Address of principal executive offices)                (Zip Code)


If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. [ ]

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. [ ]

If this Form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

If this Form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

Securities Act registration statement file number to which this Form relates:
(if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

         Title of each class                 Name of each exchange on which
         to be so registered                   each class is to be registered

         None                                None


Securities to be registered pursuant to Section 12(g) of the Act:

                          Common Stock $0.003 par value
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                                (Title of class)


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ITEM 1.           DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

GENERAL

     The company is authorized to issue an aggregate of 15,000,000 shares of capital stock, consisting of 14,500,000 shares of common stock, $0.003 par value, and 500,000 shares of preferred stock, $0.003 par value. As of March 25,2000 there were 3,998,177 shares of common stock outstanding.

COMMON STOCK

     The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board out of funds legally available therefor. The company does not anticipate paying dividends on the common stock in the foreseeable future.

     In the event of a liquidation, dissolution or winding up of the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference and other amounts owed to the holders of the preferred stock. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All shares of common stock are, and the shares of common stock to be outstanding upon completion of this offering will be, fully paid and non-assessable.

PREFERRED STOCK

     The board is authorized, without further stockholder action, to issue up to 500,000 shares of blank check preferred stock having a par value of $.003 per share. We do not currently have any shares of preferred stock issued or outstanding and the preferred stock is not being registered under this registration statement.

TRANSFER AGENT

     The transfer agent and registrar for the common stock is Interwest Transfer Co., 1981 E. 4800 South, Suite 400, Salt Lake City UT 84117.

DELAWARE ANTI-TAKEOVER STATUTE

     The company is subject to Section 203 of the Delaware General Corporation law, which, subject to certain exceptions, prohibits a publicly held Delaware corporation from engaging in any "business combination" with any "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder, unless:

        o prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming

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            an interested stockholder, the interested stockholder;

         o upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested owned at least 85% of the voting stock of the corporation outstanding at the time the transaction was commenced; and

         o on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholder, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines "business combination" to include:

        o any merger or consolidation involving the corporation and the interested stockholder;

        o any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

        o subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

         o any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and

         o the receipt by the "interested stockholder" of the benefit of any loans, advances, guarantees, pledged or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

ITEM 2.           EXHIBITS.

THE FOLLOWING DOCUMENTS HERETOFORE FILED BY US WITH THE SECURITIES AND EXCHANGE COMMISSION ("SEC") ARE HEREBY INCORPORATED BY REFERENCE:

Exhibit No.                Description
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2.1 (2)                    Agreement and Plan of Reorganization

3.1 (1)                    Certificate of Incorporation

3.2 (1)                    By- Laws of the Company

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3.3 (3)                    Amended Certificate of Incorporation

3.4 (3)                    Amended and Restated By-Laws of the company

3.5 (3)                    Amended Certificate of Incorporation

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(1)      Incorporated by reference from registrants registration statements on
         Form S-18, File No. 22-382321- N.Y

(2) Incorporated by reference to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1992.

(3) Incorporated by reference to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1996.


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                                   SIGNATURES


     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                              SOULFOOD CONCEPTS, INC.


Dated: April 11, 2000                         By:    /s/ Mark Campbell
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                                                    Mark Campbell, President and
                                                    Chief Executive Officer